                                                                 EXHIBIT (e)(23)

                                 AMENDMENT NO. 7


     AMENDMENT NO. 7 dated as of October 22, 2002 in respect of the Credit Agreement (Multi-Draw Term Loan Facility) dated as of May 16, 2001 and amended by Amendment No. 1 dated as of July 25, 2001, Amendment No. 2 dated as of September 28, 2001, Amendment No. 3 dated as of October 15, 2001, Amendment No. 4 dated as of December 11, 2001, Amendment No. 5 dated as of March 22, 2002, and Amendment No. 6 dated as of May 30, 2002 (the "Credit Agreement") between NEXT LEVEL COMMUNICATIONS, INC., a Delaware corporation (the "Borrower") and MOTOROLA, INC., a Delaware corporation (the "Lender").


     The Borrower has requested that the Lender consent to an amendment to the definition of Maturity Date in the Credit Agreement (pursuant to which there are currently outstanding Loans with a principal balance of $50,953,626 and no unused Commitment), and the Lender has agreed to such an amendment. Accordingly, the parties hereto hereby agree as follows:

          Section 1. Definitions. Terms defined in the Credit Agreement are used herein as defined therein.


          Section 2. Amendment. The definition of "Maturity Date" in Section
     1.01 is hereby amended and restated in its entirety to read as follows:


          "Maturity Date" shall mean May 16, 2006, provided that, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

          Section 3. Warrant. In consideration of the Lender entering into this Amendment No. 7, the Borrower is hereby granting the Lender a Warrant for 3,000,000 shares of common stock of the Borrower.


          Section 4. Representation and Warranties; No Defaults. The Borrower hereby represents and warrants to the Lender that (i) except as publicly disclosed and except with respect to changes in the disclosure schedules that are not individually or in the aggregate material, the representations and warranties made by it in or pursuant to the Loan Documents, after giving effect to the amendment effected hereby, are true and correct on and as of the date hereof as if made on and as of such date (or, if any such representation is expressly stated to have been made as of a specific date, as of such specific date) and (ii) no Default or Event of Default, after giving effect to the amendment effected hereby, has occurred and is continuing.

          Section 5. Miscellaneous. Except as expressly herein provided, the Loan Documents shall remain unchanged and in full force and effect. This Amendment No. 7 may be executed in any number of counterparts, all of which taken together shall constitute one and the same amendatory instrument and any of the parties hereto may execute this Amendment No. 7 by signing any such counterpart. This Amendment No. 7 shall be governed by, and construed in accordance with, the law of the State of New York.


     IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 7 to be duly executed as of the day and year first above written.

NEXT LEVEL COMMUNICATIONS, INC.


By:            /s/ Keith A. Zar
               ---------------------
               Name:  Keith A. Zar
               Title: Senior Vice President and General Counsel


MOTOROLA, INC.


By:            /s/ signature
               ---------------------
               Name:
               Title: